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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Regeneration Technologies, Inc. and subsidiary on Form S-1 of our report dated March 22, 2000 (April 27, 2000 as to Note 18) appearing in the Prospectus, which is part of this Registration Statement, and of our report relating to the consolidated financial statement schedule dated March 22, 2000 (April 27, 2000 as to Note 18), appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 27, 2000